SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 3, 2016

WHITE MOUNTAIN TITANIUM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	000-55441	87-057730
(State or Other Jurisdiction of	Commission File Number	(IRS Employer Identification No.)
Incorporation)

Augusto Leguia 100, Oficina 1401, Las Condes, Santiago Chile	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (56 2) 2657-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2016, the Board of Directors adopted the following compensation arrangements for independent directors commencing with the 2016 Annual Meeting of Shareholders:

•

Per meeting compensation: Non-executive directors receive $1,000 plus expenses for attendance in person at each meeting of the Board of Directors and receive $500 for attendance at such meetings by conference telephone. Also non-executive directors who are members of committees of the board receive $1,000 plus expenses for attendance in person at each committee meeting and they receive $500 for attendance at committee meetings by conference telephone. In addition, each chairman of a committee receives $1,000 per meeting they chair.

•	Retainer: $1000/quarter retainer for independent directors.

•	Equity Compensation: 280,000 shares per annum issued at beginning of term at market for that day for independent directors, vesting 1/3 at the end of each of 3 years and expiring after 5 years.

Item 8.01	Other Events.

2016 Annual Shareholders’ Meeting

The Board of Directors of White Mountain Titanium Corporation (the “Company”) has set July 8, 2016, for the 2016 Annual Meeting of Shareholders. The meeting will be held at 7:00 am local time at the offices of the Company’s legal counsel at 1656 Reunion Avenue, South Jordan, Utah. The record date for the meeting has been changed to May 31, 2016. The number of directors to be elected at the Annual Meeting is five, which will constitute the number of directors of the Company thereafter. The Nominating Committee is reviewing potential nominees to recommend to the Board for election at the Annual Meeting and the Company anticipates filing a proxy statement for the Annual Meeting on or about June 13, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White Mountain Titanium Corporation

Date: May 9, 2016	By	/s/ Michael P. Kurtanjek
Michael P. Kurtanjek, Interim CEO